Exhibit 10.16

Danaher Corporation

Description of Compensation Arrangements for Certain Executive Officers

In addition to the compensation arrangements otherwise set forth as exhibits to Danaher’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “Annual Report”), following is a description of the compensation arrangements for each of the Company’s named executive officers and for each other executive officer who is also a member of the Company’s Board of Directors (the “officers”).

Name and Position	Base Salary
Steven M. Rales Chairman of the Board	$395,000
Mitchell P. Rales Chairman of the Executive Committee	$395,000
H. Lawrence Culp, Jr. President and Chief Executive Officer	$1,100,000
Daniel L. Comas Executive Vice President and Chief Financial Officer	$500,000
Philip W. Knisely Executive Vice President	$635,000
Steven E. Simms Executive Vice President	$635,000

Mr. Patrick W. Allender, formerly Executive Vice President, retired effective February 28, 2007.

The officers are eligible to participate in the Company’s employee benefit plans, including the Company’s group medical, dental, vision, disability, accidental death and dismemberment, life insurance and 401(k) plans. These plans are generally available to all salaried employees and do not discriminate in favor of the officers. In addition, the perquisites provided to the officers consist primarily of term life insurance, reimbursement for certain club dues and tax preparation and financial planning services, parking, automobile allowance, relocation costs, annual physical, and, with respect to Mr. Culp, personal use of the Company plane when not in use for business purposes. Not every officer receives each of the perquisites listed above. In addition, Messrs. Steven Rales and Mitchell Rales are permitted to make personal use of designated Company office space and secretarial, tax and accounting services.

In addition, each officer (other than Messrs. Steven Rales and Mitchell Rales) participates in the Company’s Executive Deferred Incentive Program, 2003 Incentive Plan and Amended and Restated 1998 Stock Option Plan, each of which is attached as an exhibit to the Annual Report.